                                                                      EXHIBIT 12

                   WEATHERFORD ENTERRA, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (In thousands except ratios)


                                                  Three Months
                                                      Ended                         Year Ended December 31,
                                                     March 31,    -------------------------------------------------------------
                                                       1996         1995         1994         1993         1992         1991
                                                    ---------     ---------    ---------    ---------    ---------    ---------
 FIXED CHARGES:
  Interest on debt                                    $5,072        $17,217       $8,847       $4,027       $3,026      $4,371
  Interest element of rentals                          1,106          4,690        5,110        4,563        3,391       3,525
                                                     -------      ---------    ---------    ---------    ---------    ---------
 TOTAL FIXED CHARGES                                  $6,178        $21,907      $13,957       $8,590       $6,417      $7,896
                                                     =======      =========    =========    =========    =========    =========

 EARNINGS AVAILABLE TO COVER FIXED CHARGES:
  Net income (loss)                                  $13,477       $(10,558)     $41,977      $35,175      $26,760     $14,234

  Add back:

  Provision (benefit) for income taxes                 5,825         (4,616)      16,958       13,635       10,292      18,523
  Distributions in excess of (undistributed)
   earnings of affiliates                                (72)           189          868          905          (99)     (1,021)
  Fixed charges                                        6,178         21,907       13,957        8,590        6,417       7,896
                                                    --------      ---------    ---------    ---------    ---------    ---------
 TOTAL EARNINGS AVAILABLE TO COVER FIXED CHARGES     $25,408         $6,922      $73,760      $58,305      $43,370     $39,632
                                                    ========      =========    =========    =========    =========    =========
 RATIO OF EARNINGS TO FIXED CHARGES                     4.11                        5.28         6.79         6.76        5.02
                                                    ========                   =========    =========    =========    =========
 AMOUNT BY WHICH EARNINGS WERE INADEQUATE TO COVER
 FIXED CHARGES                                                      $14,985(1)
                                                                  =========
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(1)      Excluding the effect of acquisition-related costs and other unusual charges totaling $88,182,000, the 1995 ratio of earnings to fixed charges for the Company was 4.34.